UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 15, 2015

INTELLISENSE SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-188920	None
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14201 N. Hayden Road, Suite A-1 Scottsdale AZ 85260
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 480-659-6404

1727 14th Ave., Suite 100, Seattle, WA 98122
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2015 Ihsan Falou resigned as our President, Treasurer and director, and Majid Khan resigned as our Secretary and director.  The resignations were not as a result of any disagreements with our company on any matter relating to our company’s operations, policies or practices.

Also on June 15, 2015 we appointed Neil Reithinger as our President, Treasurer, Secretary and director. Mr. Reithinger is now our sole director and officer.

Neil Reithinger is the Founder and President of Eventus Advisory Group, LLC, a private, CFO-services firm incorporated in Arizona that specializes in capital advisory and SEC compliance for publicly-traded and emerging growth companies.  He is also the President of Eventus Consulting, P.C., a registered CPA firm in Arizona.  He has also been Chief Financial Officer, Secretary and Treasurer of Orgenesis Inc. since August 2014. Mr. Reithinger earned a B.S. in Accounting from the University of Arizona and is a Certified Public Accountant.  He is a Member of the American Institute of Certified Public Accountants and the Arizona Society of Certified Public Accountants.  Neil Reithinger is 45 years of age.

Mr. Reithinger intends to consider business opportunities in industries other than the current business of our company.

Since April 1, 2013, there have been no transactions, or currently proposed transactions, in which our company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which Mr. Reithinger or any member of his immediate family (including his spouse, parents, children, siblings and in-laws) had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELLISENSE SOLUTIONS INC.

/s/Neil Reithinger
Neil Reithinger
President, Secretary, Treasurer and director

June 16, 2015